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                                                                   EXHIBIT 10.14

                              EMPLOYMENT AGREEMENT

        This Employment Agreement (this "Agreement"), dated February 28, 2000 ("Effective Date") is made by and between WebSideStory, Inc. ("the Company"), a California corporation having its principal offices at 10182 Telesis Court, 6th Floor, San Diego, CA and John J. Hentrich ("Employee").

                                    AGREEMENT

        1. Title and Duties. Employee's title and position with the Company will be President and Chief Executive Officer.

        2. At-will Employment. Employee's employment relationship with the Company is at-will, terminable at any time and for any reason by either the Company or Employee. The Company nonetheless reserves the right to discharge Employee for the reasons defined in Sections 11 and 12 below. While certain paragraphs of this Agreement describe events that could occur at a particular time in the future, nothing in this Agreement may be construed as a guarantee of employment of any length.

        3. Policy Compliance. Employee is required to comply with the Company policy, practice and procedure in effect during his employment. Employee agrees to comply with the terms and conditions of the Company's Confidentiality and Inventions Agreement ("Confidentiality Agreement") that is attached to this Agreement as Exhibit 1 and is incorporated by reference.

        4. Compensation.

               4.1 Base Salary. Employee's annual Base Salary during his employment will be Two Hundred Seventy Five Thousand Dollars ($275,000) to be paid according to the Company's regular payroll practices. Any increase to the Base Salary is within the sole discretion of the Board of Directors of the Company (the "Board"). The Base Salary described above is subject to deduction for applicable federal, state and local income, social security and other payroll deductions.

               4.2 Bonus Compensation. In addition to the Base Salary, in Fiscal Year 2000 Employee is eligible for an annualized bonus in an amount and based upon attainment of objectives to be determined by the Board in its discretion.

               4.3 Additional Compensation. In addition, Employee shall be entitled to payment of the additional compensation set forth on "Attachment A". Payment of this additional compensation to Employee shall be accelerated upon the events described in "Attachment A".

               4.4 Stock Option Exercise and related rights. On the date of this Agreement, Employee has exercised through "early exercise" all options to purchase the Company's Common Stock granted to him on December 20, 1999 under the Company's 2000 Equity Incentive Plan ("Plan"). It is intended that the repurchase rights of the Company with respect to the shares of Common Stock so purchased be limited to give Employee the full rights to


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accelerated vesting under the conditions described in Employee's original Stock
Option Grant Notice ( the "Grant") and Stock Option Agreement dated December 20, 1999 (the "Stock Option Agreement"), in addition to such other rights as Employee might enjoy by operation of the the Grant, the Stock Option Agreement and the Plan. In addition, Employee shall be entitled to the payments referenced in Section 1(b) of the Stock Option Agreement.

        5. Fringe Benefits and Vacation. During his employment, Employee will receive fringe benefits ("Benefits") at least equal to those generally available to executive staff. Employee shall be entitled to four weeks vacation per year.

        6. Reimbursement of Expenses. During his employment and according to Company policy and practice, and subject to final approval by the Chief Executive Officer, Employee shall be entitled to reimbursement of reasonable and actual expenses incurred on behalf of the Company.

        7. Return Of Property. Employee agrees that all documents, records, apparatus, equipment and other physical property (as more specifically defined in the Confidentiality Agreement) which is furnished to or obtained by Employee in the course of his employment with the Company shall be and remain the sole property of the Company. Employee agrees that upon the termination of his employment he will return all such property (whether or not it pertains to trade secret or proprietary information), and will not make or retain copies, reproductions, or summaries of any such property.

        8. Non Competition. During his employment Employee shall not directly or indirectly, either as an employee, employer, consultant, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition with the business of the Company in any location, unless such participation or interest is fully disclosed to the Company and approved by the Board.

        9. Agreement with Previous Employers. Employee confirms he does not have any agreement with a previous employer that prevents or limits him in performing under this Agreement. In the event the Company is sued by any previous employer of Employee as a result of any act by Employee, the Company may recover costs or attorneys' fees expended in defending against such a lawsuit.

        10. Effect of Termination Without Cause or Constructive Termination following a Change of Control. As set forth in Section 2 above, Employee's employment with the Company is "at-will". However, in the event of an involuntary termination of Employee without Cause (as defined in the Stock Option Agreement) or Constructive Termination of Employee (as defined in the Stock Option Agreement), Employee shall be entitled to payment of one year's base salary and an amount equal to the prior year's performance bonus (or estimated current year bonus), whichever is greater. Employee shall also be entitled to reimbursement for payment of health insurance premiums during this period.

        11. Dispute Resolution Procedures. Any dispute or claim arising out of this agreement shall be subject to final and binding arbitration. The arbitration will be conducted by one arbitrator who is a member of the American Arbitration Association (AAA) and will be


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governed by the Model Employment Arbitration rules of AAA. The arbitration shall be held in San Diego, California. The arbitrator shall have an authority to determine the arbitrability of any claim and enter a final and binding judgment at the conclusion of any proceedings in respect of the arbitration. Any final judgment only may be appealed on the grounds of improper bias or improper conduct of the arbitrator. The arbitrator will apply California substantive law in all respects. The arbitrator will decide how the costs of arbitration should be split. In the event of any arbitration arising out of or relating to this Agreement, its breach or enforcement, including an action for declaratory relief, the prevailing party in such action or proceedings shall be entitled to receive his or its damages, court costs and reasonable out-of-pocket expenses including reasonable attorneys' fees. Such recovery shall include court costs, reasonable out-of-pocket expenses, and attorneys' fees on appeal, if any. The arbitrator or court shall determine who is the prevailing party, whether or not the dispute or controversy proceeds to final judgment.

        12. General Provisions.

               12.1 Governing Law. This Agreement will be governed by and construed according to California law, without regard to principles of conflict of laws.

               12.2 Assignment. Employee may not assign, pledge or encumber his interest in this Agreement or any part of this Agreement.

               12.3 Binding Nature. This Agreement will be binding upon Employee, his heirs, executors, and administrators and will inure to the benefit of the Company, its subsidiaries, successors and assigns.

               12.4 No Waiver of Breach. The failure to enforce any provision of this Agreement will not be construed as a waiver of any such provision, nor prevent a party thereafter from enforcing the provision or any other provision of this Agreement. The rights granted the parties are cumulative, and the election of one will not constitute a waiver of such party's right to assert all other legal and equitable remedies available under the circumstances.

               12.5 Severability. The provisions of this Agreement are severable, and if any provision will be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts of this Agreement, will not be affected.

               12.6 Entire Agreement. This Agreement, including the Confidentiality Agreement and any Option Agreements, constitutes the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous oral or written negotiations, agreements or understandings between the parties.

               12.7 Modification/Waiver. No modification, amendment, supplementation, termination or attempted waiver of this Agreement will be valid unless in writing, signed by the party against whom modification, amendment termination or waiver is sought to be enforced.

               12.8 Fees and Expenses. If any proceeding is brought for the enforcement or interpretation of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party will be entitled to recover from the other party reasonable attorneys' fees and


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other costs incurred in that proceeding (including, in the case of an arbitration, arbitration fees and expenses), in addition to any other relief to which such party may be entitled.

               12.9 Duplicate Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original. Such counterparts together constitute one instrument.

               12.10 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               12.11 Drafting Ambiguities. Each party to this Agreement and his or its counsel have reviewed and revised this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any of the amendments to this Agreement.



        WebSideStory, Inc.                                       Employee


By:  /s/ Michael C. Christian                             /s/ John J. Hentrich
    ------------------------------------------------      ----------------------
         Michael C. Christian, Senior Vice President          John J. Hentrich



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             ATTACHMENT A TO FEBRUARY 28, 2000 EMPLOYMENT AGREEMENT
                       JOHN J. HENTRICH/WEBSIDESTORY INC.


1. The monthly payment schedule and amounts shall be pursuant to the schedule set forth below, commencing on April 1, 2000 (in the amount of $45,139) declining gradually through March 1, 2002 (in the amount of $40,051).



2. Payment of the amounts set forth in the schedule will be accelerated in full in the event of (1) a Change of Control or Constructive Termination as defined in the Stock Option Agreement, or (2) the Company has cash and cash equivalents equal to or exceeding four million dollars ($4,000,000.00), provided, however, that if the Company shall have completed an initial public offering of its equity securities prior to the occurrence of the liquidity condition in (2), above, such payments shall not be accelerated by virtue of (2), above. In the event of such acceleration the lump sum payable will be reduced by the time value of the payment stream, using a 6.5% simple annual interest discount rate.



                               WEBSIDESTORY, INC.
                                 BONUS SCHEDULE



                                                            Bonus
                                             Date           Amount
                                           --------        -------
                                           04/01/00        45,139

                                           05/01/00        44,756

                                           06/01/00        44,700

                                           07/01/00        44,331

                                           08/01/00        44,260

                                           09/01/00        44,039

                                           10/01/00        43,691

                                           11/01/00        43,600

                                           12/01/00        43,266
                                                          -------
                                                          397,782


                                           01/01/01        43,159

                                           02/01/01        42,938

                                           03/01/01        42,442

                                           04/01/01        42,500

                                           05/01/01        42,201

                                           06/01/01        42,059

                                           07/01/01        41,776

                                           08/01/01        41,619

                                           09/01/01        41,399

                                           10/01/01        41,136

                                           11/01/01        40,959


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                                           12/01/01        40,711
                                                          -------
                                                          502,898

                                           01/01/02        40,518

                                           02/01/02        40,299

                                           03/01/02        40,051
                                                          -------
                                                          120,868





                     END OF SCHEDULE A TO FEBRUARY 28, 2000
                    JOHN J. HENTRICH/WEBSIDESTORY EMPLOYMENT
                                    AGREEMENT



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